Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
August 3, 2016

Media Contact:	Investor Contact:
Melanie Moir	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7395

Portland General Electric announces second quarter 2016 results

•	Carty Generating Station placed in-service on July 29, 2016

•	Delivered solid second quarter financial and operating performance

•	Reaffirming guidance of $2.05 - $2.20 per share

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $37 million, or 42 cents per diluted share, for the second quarter of 2016. This compares with net income of $35 million, or 44 cents per diluted share, for the second quarter of 2015. The decrease in second quarter earnings per diluted share was due to lower load from mild weather and an increase in common shares outstanding due to new shares issued in June 2015. This was partially offset by higher allowance for equity funds used during construction and favorable power supply operations. Enhanced power supply operations were the result of increased wind production and better hydro conditions in the second quarter of 2016 in comparison to the second quarter of 2015.

“I’m pleased to report that our highly efficient Carty Generating Station is now in service and providing a safe, reliable, and cost-effective source of energy to our customers,” said Jim Piro, president and CEO. “I want to recognize and thank the many dedicated PGE employees and contractors who worked closely together to deliver this result.  In addition to achieving this milestone, we also delivered another solid quarter of financial and operating performance.”

Company Updates

Carty Generating Station

On July 29, 2016, PGE placed into service its new 440 megawatt natural-gas fired baseload generating resource near Boardman, OR. The plant was selected in 2013 after a careful and exhaustive planning and competitive resource selection process that began with PGE’s 2009 integrated resource plan, which the Oregon Public Utility Commission (OPUC) acknowledged in 2010. Following the termination of the construction agreement in December of 2015, PGE assumed control of the project. Working with the help of key contractors on the project PGE’s project team and operating staff have focused their efforts on assuring that the completed facility will safely and reliably meet our customers’ energy needs.

As a result of placing the plant in-service, $514 million of capital costs as well as the plant’s operating costs approved in the 2016 General Rate Case, were included in customer prices beginning August 1, 2016. The company

Exhibit 99.1

currently estimates that the total final capital expenditures for Carty, including AFDC, will be approximately $640 million to $660 million. On July 29, 2016, PGE filed a regulatory deferral request with the OPUC for the incremental capital cost from Carty’s in-service date until the additional amounts are approved, if necessary, under a future regulatory filing, which will depend on whether those additional amounts are offset wholly or in part by funds received from two sureties, who had provided a $145.6 million performance bond, or from the original Carty contractor or the contractor’s parent company. PGE required the performance bond as part of financial protections incorporated into the original fixed price, turn-key engineering, procurement and construction contract for construction and delivery of Carty as a completed facility. PGE invoked the performance bond after the contractor defaulted on its construction agreement in December 2015, and is currently pursuing legal action against the sureties, Liberty Mutual and Zurich North America, to enforce satisfaction of the terms of the bond.

As of June 30, 2016, PGE had $587 million, including $59 million of AFDC, included in construction work in progress (CWIP) for the project. Refer to the company’s Form 10-Q for the second quarter of 2016 for additional details on the Carty project.

Accelerated Renewable Request for Proposal

On June 7, 2016 at the regular public hearing of the OPUC, PGE requested approval to issue an accelerated Request for Proposal (RFP) to obtain additional renewable resources of approximately 175 average megawatts. At the public hearing the OPUC decided to take no action on approval of the RFP and extended the public comment period until June 28, 2016. The OPUC also encouraged stakeholders to engage in timely discussions regarding any concerns with the RFP. Following numerous discussions with interested parties, on July 13, 2016 PGE submitted an amended application to the OPUC requesting approval of an updated version of the RFP by no later than July 29, 2016.

At a special public hearing on July 29, 2016 the OPUC took no action on PGE’s request to issue the accelerated RFP. The commission adopted the recommendation made by staff which concluded that the RFP was not aligned with the company’s most recently acknowledged Integrated Resource Plan (IRP), In light of the questions expressed by the OPUC, staff and other parties, the company is suspending the Renewable RFP until such time as we are able to complete further analysis and determine the appropriate timing for seeking approval of a revised RFP schedule.

Exhibit 99.1

Second quarter operating results

Earnings Reconciliation of Q2 2015 to Q2 2016
(in $millions, except EPS)	Pre-Tax Income	Net Income*	Diluted EPS
Reported Q2 2015	$50	$35	$0.44
Adjustment for change in share count			(0.04)
EPS After share count adjustment			0.40
Revenue Adjustments
Electric retail volume decrease	(21)	(13)	(0.14)
Electric wholesale volume and price decrease	(4)	(2)	(0.03)
Other revenue adjustments	3	1	0.02
Change in Revenue	(22)	(14)	(0.15)
Power Cost Adjustments
Average power cost decrease	21	13	0.14
Decrease in system load	1	1	0.01
Change in Power Costs	22	14	0.15
O&M Adjustments
Generation, transmission, distribution	2	1	0.01
Administrative and general	(1)	(1)	(0.01)
Change in O&M	1	—	—
Adjustments to Other Items
Depreciation & amortization	(7)	(4)	(0.05)
Interest	1	1	0.01
AFDC equity**	3	3	0.03
Other Items	(2)	(1)	(0.01)
Adjustment for effective vs statutory tax rate		3	0.04
Change in Other Items	(5)	2	0.02
Reported Q2 2016	$46	$37	$0.42
* After tax adjustments based on PGE’s statutory tax rate of 39.5%
** Statutory tax rate does not apply to AFDC equity

Total revenues for the three months ended June 30, 2016 decreased $22 million compared to the three months ended June 30, 2015, comprised primarily of a $16 million decrease in retail revenues and $4 million decrease in wholesale revenues.

The change in retail revenues resulted from the following:

•
A $21 million decrease related to 5.2% lower retail energy deliveries due to unfavorable weather conditions and a decrease in deliveries to industrial customers. Energy deliveries to residential and commercial customers decreased 4.4% and 2.8%, respectively, due to the effects of more moderate weather, and energy deliveries to industrial customers decreased 10.4%, largely due to the closure of a large paper customer that ceased operations in late 2015. PGE’s 2016 GRC took the loss of this customer into consideration and incorporated its effects into prices and load forecasts resulting in minimal impact on net income. After adjusting for the effects of weather, total retail energy deliveries were down 5.1% for the three months ended June 30, 2016 compared with the three months ended June 30, 2015; and

•
A $5 million increase related to customer refunds that occurred in the second quarter of 2015 that did not reoccur in the second quarter of 2016 in connection with the receipt of proceeds pursuant to the settlement of a legal matter related to the operation of the ISFSI at the Trojan nuclear power plant, which was closed in 1993 (offset in depreciation and amortization).

Net variable power costs (purchased power and fuel expense, net of wholesale revenues) for the three months ended June 30, 2016 decreased $18 million when compared with the three months ended June 30, 2015. The decrease was driven by a 14% decline in the average variable power cost per MWh, a 1% decrease in total system

Exhibit 99.1

load, offset by a 22% decrease in wholesale revenues. The decrease in wholesale revenues was driven primarily by a 45% decrease in the average wholesale sales price, partially offset by a 44% increase in wholesale sales volume. For the three months ended June 30, 2016 actual NVPC was $7 million below the baseline, while the three months ended June 30, 2015 actual NVPC approximated baseline NVPC.

Generation, transmission and distribution expense decreased $2 million, or 3%, in the three months ended June 30, 2016 compared with the three months ended June 30, 2015 driven primarily by a $3 million decrease due to the timing of the annual planned outage at Boardman, offset by a $2 million increase in service restoration expenses.

Administrative and other expense increased $1 million, or 2%, in the three months ended June 30, 2016 compared with the three months ended June 30, 2015. The increase was primarily due to a $2 million reduction in the reserve for customer receivables in 2015.

Depreciation and amortization expense increased $7 million in the three months ended June 30, 2016 compared with the three months ended June 30, 2015. The increase was primarily driven by $4 million additional expense due to capital additions, $4 million due to the temporary discontinuance of amortization of credits for the regulatory liability for the Trojan spent fuel settlement, and $4 million resulting from a combination of gains recorded on the sale of assets and other minor items, offset by a $5 million decrease that resulted from the completion of the amortization of the regulatory asset for four capital project deferrals as authorized in the company’s 2011 GRC. Increases or decreases in expense resulting from amortization of regulatory assets or liabilities are directly offset in revenues.

Interest expense decreased $1 million, or 4%, in the three months ended June 30, 2016 compared with the three months ended June 30, 2015, with $1 million related to a 7% decrease in the average balance of debt outstanding and $1 million related to a higher allowance for borrowed funds used during construction.

Other income, net was $9 million in the three months ended June 30, 2016 compared with $6 million in the three months ended June 30, 2015. The change was due to an increase in the allowance for equity funds used during construction resulting from higher average CWIP balances, primarily related to the Carty project.

Income tax expense was $9 million in the three months ended June 30, 2016 compared with $15 million in the three months ended June 30, 2015, with effective tax rates of 19.6% and 30.0%, respectively. The decrease in income tax expense and effective tax rate was primarily due to lower pre-tax income, an increase in the amount of allowance for equity funds used during construction, and an increase in production tax credits.

2016 earnings guidance

PGE is reaffirming its revised 2016 guidance of $2.05 - $2.20 per diluted share. The guidance is based on the following assumptions:

•	Retail delivery growth of approximately 1%, weather adjusted and excluding one large paper company;

•	Slightly below average hydro conditions for the remainder of the year;

•	Wind generation for the remainder of the year based on 5 years of historic levels or forecast studies when historical data is not available;

•	Normal thermal plant operations;

•	Operating and maintenance costs between $515 and $535 million;

•	Depreciation and amortization expense between $315 and $325 million; and

•	New customer prices effective August 1, 2016 which include only the return on and of the Carty capital costs of $514 million and all operating costs as allowed by the OPUC in the 2016 GRC.

Exhibit 99.1

Second Quarter 2016 earnings call and web cast — August 3rd

PGE will host a conference call with financial analysts and investors on Wednesday, August 3rd, at 11 a.m. ET. The conference call will be webcast live on the PGE website at investors.portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Wednesday, August 3rd, through Wednesday, August 10th.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 859,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at investors.portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding the expected capital costs for the Carty Generating Station and the recovery of those costs; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

Exhibit 99.1

POR-F
Source: Portland General Electric Company

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues, net	$428	$450	$915	$923
Operating expenses:
Purchased power and fuel	126	148	275	309
Generation, transmission and distribution	64	66	130	128
Administrative and other	61	60	122	120
Depreciation and amortization	83	76	165	151
Taxes other than income taxes	30	28	60	58
Total operating expenses	364	378	752	766
Income from operations	64	72	163	157
Interest expense (1)	27	28	54	58
Other income:
Allowance for equity funds used during construction	8	5	15	9
Miscellaneous income, net	1	1	—	2
Other income, net	9	6	15	11
Income before income tax expense	46	50	124	110
Income tax expense	9	15	26	25
Net income and Comprehensive income	$37	$35	$98	85

Weighted-average shares outstanding (in thousands):
Basic	88,902	80,745	88,867	79,515
Diluted	88,902	80,745	88,867	79,515
Earnings per share:
Basic	$0.42	$0.44	$1.10	$1.07
Diluted	$0.42	$0.44	$1.10	$1.07
Dividends declared per common share	$0.32	$0.30	$0.62	$0.58

(1) Net of an allowance for borrowed funds used during construction of $4 million and $3 million in the three months ended June 30, 2016 and 2015, respectively.

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$93	$4
Accounts receivable, net	124	158
Unbilled revenues	70	95
Inventories	87	83
Regulatory assets—current	74	129
Other current assets	64	88
Total current assets	512	557
Electric utility plant, net	6,284	6,012
Regulatory assets—noncurrent	525	524
Non-qualified benefit plan trust	33	33
Nuclear decommissioning trust	41	40
Other noncurrent assets	51	44
Total assets	$7,446	$7,210

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$114	$98
Liabilities from price risk management activities - current	81	130
Short-term debt	—	6
Current portion of long-term debt	—	133
Accrued expenses and other current liabilities	247	259
Total current liabilities	442	626
Long-term debt, net of current portion	2,324	2,060
Regulatory liabilities—noncurrent	949	928
Deferred income taxes	649	632
Liabilities from price risk management activities - noncurrent	171	161
Unfunded status of pension and postretirement plans	264	259
Non-qualified benefit plan liabilities	106	106
Asset retirement obligations	155	151
Other noncurrent liabilities	83	29
Total liabilities	5,143	4,952
Total equity	2,303	2,258
Total liabilities and equity	$7,446	$7,210

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$98	$85
Depreciation and amortization	165	151
Other non-cash income and expenses, net included in Net income	28	45
Changes in working capital	66	(19)
Other, net	(19)	(14)
Net cash provided by operating activities	338	248
Cash flows from investing activities:
Capital expenditures	(319)	(313)
Distribution from Nuclear decommissioning trust	—	50
Sales tax refund received related to Tucannon River Wind Farm	—	23
Other, net	—	2
Net cash used in investing activities	(319)	(238)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	271
Net (payments) issuances of long-term debt	131	(242)
Payments on short-term debt	(6)	—
Payment on capital lease	(2)	—
Dividends paid	(53)	(44)
Net cash provided by (used in) financing activities	70	(15)
Increase (Decrease) in cash and cash equivalents	89	(5)
Cash and cash equivalents, beginning of period	4	127
Cash and cash equivalents, end of period	$93	$122

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues (dollars in millions):
Retail:
Residential	$191	$200	$445	$434
Commercial	162	167	322	322
Industrial	50	57	99	113
Subtotal	403	424	866	869
Other retail revenues, net	1	(4)	4	(2)
Total retail revenues	404	420	870	867
Wholesale revenues	14	18	26	37
Other operating revenues	10	12	19	19
Total revenues	$428	$450	$915	$923

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,557	1,628	3,660	3,559
Commercial	1,695	1,753	3,397	3,384
Industrial	717	870	1,414	1,692
Total retail energy sales	3,969	4,251	8,471	8,635
Retail energy deliveries:
Commercial	133	127	262	256
Industrial	323	291	606	563
Total retail energy deliveries	456	418	868	819
Total retail energy sales and deliveries	4,425	4,669	9,339	9,454
Wholesale energy deliveries	773	538	1,261	1,118
Total energy sold and delivered	5,198	5,207	10,600	10,572

Number of retail customers at end of period:
Residential			751,565	741,507
Commercial			107,370	106,503
Industrial			188	201
Direct access			374	389
Total retail customers			859,497	848,600

	Heating Degree-days			Cooling Degree-days
	2016	2015	Average*	2016	2015	Average*
First quarter	1,585	1,481	1,866	—	—	—
April	227	361	386	18	2	1
May	109	133	216	31	20	18
June	67	19	87	105	185	51
Second Quarter	403	513	689	154	207	70
Year to Date	1,988	1,994	2,555	154	207	70
* — “Average” amounts represent the 15-year rolling average calculated from data provided by the National Weather Service (Portland Airport).

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	360	727	1,117	1,211
Natural gas	772	984	1,774	1,654
Total thermal	1,132	1,711	2,891	2,865
Hydro	379	318	947	796
Wind	628	515	989	803
Total generation	2,139	2,544	4,827	4,464
Purchased power:
Term	2,090	1,376	3,576	2,876
Hydro	393	383	838	913
Wind	91	96	150	153
Spot	264	621	866	1,861
Total purchased power	2,838	2,476	5,430	5,803
Total system load	4,977	5,020	10,257	10,267
Less: wholesale sales	(773)	(538)	(1,261)	(1,118)
Retail load requirement	4,204	4,482	8,996	9,149